Exhibit 99.1

Pulmatrix Announces Stopping the PUR1900 Phase 2B Study Patient Enrollment and Closing the Study, in Agreement With Partner Cipla, to Preserve Cash and Facilitate Pursuit of Strategic Alternatives

Cipla to take sole responsibility for development of PUR1900, refocused on markets with greatest unmet need and faster path to approval, in exchange for 2% royalty on net sales payable to Pulmatrix

Pulmatrix to significantly reduce cash burn and focus on strategic alternatives that leverage the company’s promising pipeline, iSPERSE™ technology and approximately $19 million cash on hand as of 12/31/23

BEDFORD, Mass., January 8th, 2024 – Pulmatrix, Inc. (“Pulmatrix” or the “Company”) (NASDAQ: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and central nervous system diseases, today announced that it has entered into a further amendment to its agreement with Cipla for the development of PUR1900 in the treatment of Allergic Bronchopulmonary Aspergillosis (ABPA). Under the terms of the amendment Cipla and Pulmatrix agreed, among other things, to stop patient enrollment of the Ph2b study of PUR1900 at 8 subjects and close the study.

Ted Raad, Chief Executive Officer of Pulmatrix, commented, “Stopping the Ph2b study, along with other cost-savings measures, is expected to extend Pulmatrix’s cash runway into Q1 2026. As of December 31, 2023, Pulmatrix cash on hand was approximately nineteen million dollars. Pulmatrix focus will be on maximizing shareholder value by pursuing strategic alternatives for the company while it winds down the Ph2b study for PUR1900. We are confident in Cipla’s ability to develop PUR1900 for the benefit of patients in markets where there is significant unmet need and a faster path to commercialization.”

Pursuant to the amended agreement with Cipla, Pulmatrix has granted Cipla exclusive rights to the development and commercialization of PUR1900 in the “Cipla Territory”, which has been expanded to include all markets other than the United States. In the United States, both parties will seek to monetize PUR1900 which has potential for development in areas other than ABPA in Asthma. After the study winddown, Pulmatrix will bear no further financial responsibility for the development of PUR1900 and will receive 2% royalties on net sales of Pulmazole in the Cipla Territory. For more information about the amendment please refer to Pulmatrix’s Current Report on Form 8-K to be filed with U.S. Securities and Exchange Commission on or around the date of this press release.

Pulmatrix has retained MTS Health Partners, L.P. (MTS) as its financial advisor to support the company’s Board of Directors and management team to review and evaluate strategic alternatives intended to maximize long-term value for all stockholders.

About PUR3100

PUR3100 is an orally inhaled formulation of dihydroergotamine (DHE) engineered with iSPERSE™ for the treatment of acute migraine. The Phase 1 PUR3100 trial results were presented at the 65th Annual Meeting of the American Headache society in June 2023. The PUR3100 IND for a Phase 2 trial was accepted by the FDA in September 2023.

About PUR1800

PUR1800 is an orally inhaled formulation of RV1162, a narrow-spectrum kinase inhibitor with p38, Syc and Src kinase activity. PUR1800 is being developed for the treatment of acute exacerbations in Chronic Obstructive Pulmonary Disease. The Phase 1 PUR1800 trial results were presented at the Annual Meeting of the American Academy of Allergy, Asthma and Immunology in February 2023.

About iSPERSE™ Technology

Our innovative particle engineering technology creates dry powder, which solves limitations of conventional inhaled technologies and expands the universe of inhalable drug therapies. iSPERSE is a proprietary technology that allows a broad range of drugs to be formulated as small, dense, and dispersible particles for highly efficient drug delivery and deep penetration into the lungs. iSPERSE can efficiently deliver small molecules, drug combinations, peptides, proteins, and nucleic acids via the respiratory system for the treatment of both respiratory and non-respiratory diseases.

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary diseases and central nervous system (“CNS”) disorders using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for lung diseases, such as allergic bronchopulmonary aspergillosis (“ABPA”), Chronic Obstructive Pulmonary Disease (“COPD”) and CNS disorders such as acute migraine. Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

For more on our inhaled product candidates please visit: https://www.pulmatrix.com/pipeline.html.

Forward-Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by, and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; realizing the expected cost savings from closing the Ph2b study of PUR1900, the ability to identify and consummate strategic alternatives for the Company, our ability to preserve and allocate our cash on-hand most efficiently, the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Timothy McCarthy, CFA

917-679-9282

tim@lifesciadvisors.com